Exhibit 3.12

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

IHS International Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is IHS International Inc..

2.	That a Certificate of Amendment

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on January 7, 2008 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)

“The name of the corporation was incorrectly set forth as IHS International Inc.”

4.	Article 1. of the Certificate is corrected to read as follows:

1.	The name of the corporation is “IHS Global Inc.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 7th day of May, A.D. 2008

By:	/s/ Stephen Green
Authorized Officer

Name:	Stephen Green
Print or Type

Title:	Director